UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2017

AMERICAN EXPRESS COMPANY
(Exact name of registrant as specified in its charter)

New York	1-7657	13-4922250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Vesey Street New York, New York	10285
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 640-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On January 24, 2017, the Board of Directors of American Express Company (the “Company”) elected John J. Brennan as a director of the Company. Mr. Brennan will serve as a member of the Audit and Compliance Committee and the Risk Committee. A copy of the press release announcing the election of Mr. Brennan is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Brennan and members of his immediate family are directors, employees and/or have equity interests in companies with whom the Company had entered into ordinary course business relationships prior to his election as a director of the Company and with whom the Company may enter into additional ordinary course relationships from time to time. These may include ordinary course merchant relationships pursuant to which these companies accept the Company’s charge and credit card products and pay the Company fees when their customers use these cards, as well as use of the Company’s cards and financial and other products and services, including extensions of credit, on terms and conditions similar to those available to other customers generally. From time to time, the Company may enter into joint marketing or other relationships with one or more of these companies in the ordinary course that encourage their customers to apply for and use the Company’s cards. The Company may also provide ordinary course Corporate Card, travel and other payments services to some of these companies for which these companies pay fees to the Company. The Company may also engage in other commercial transactions with these companies and pay or receive fees in those transactions.

Exhibit	Description
99.1	Press Release dated January 24, 2017, regarding the election of John J. Brennan to the Company’s Board of Directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EXPRESS COMPANY
(REGISTRANT)

By:	/s/ Carol V. Schwartz
Name: Carol V. Schwartz
Title: Secretary

Date: January 24, 2017

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated January 24, 2017, regarding the election of John J. Brennan to the Company’s Board of Directors.